FORM 21

(Section 371)

PROVINCE OF BRITISH COLUMBIA

COMPANY ACT

SPECIAL RESOLUTION

The following special resolutions were passed by the undermentioned Company on the date stated:

Name of Company: GENEVE COSMECEOTICALS INC.

Date resolution passed: June 18, 1991

Resolution:

"RESOLVED as a Special Resolution that:

(a) the name of the Company be changed from "Geneve Cosmeceuticals Inc." to "Pacific Concord Holding (Canada) Limited",;

(b) the authorized share capital of the Company be altered by consolidating all of the 100,000,000 common shares without par value, of which 12,750,000 are issued and outstanding, into 20,000,000 common shares without par value of which 2,550,000 common shares without par value would be issued and outstanding, every five of such shares without par value being consolidated into one share without par value;

(c) the authorized capital of the Company be increased from 20,000,000 common shares without par value to 100,000,000 common shares without par value;

(d) the Memorandum of the Company be altered so that it shall be in the form set out in Schedule "A" to this Resolution."

CERTIFIED a true copy this 18th day of June, 1991

(Signature): /s/ "Louis P. Salley"

(Relationship to Company): Solicitor

SCHEDULE "A"

FORM 1 (Section 5)

COMPANY ACT

ALTERED MEMORANDUM

(as Altered by Special Resolution passed June 18, 1991.)

1. The name of the Company is "PACIFIC CONCORD HOLDING (CANADA) LIMITED"

2. The authorized capital of the Company consists of 100,000,000 common shares without par value.